HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The final numbers will be found in the prospectus supplement.

Portfolio Summary
Total Number of Loans: 427
Total Outstanding Loan Balance ($): 109,593,770
Total Expected Collateral Balance ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 107,172,592
Average Loan Current Balance ($): 256,660
:
Weighted Average Original LTV (%) *: 80.0
Weighted Average Coupon (%): 7.38
Ann Weighted Average Coupon (%): 7.38
Fixed Weighted Average Coupon (%): 7.50
Weighted Average Margin (%): 5.65
Weighted Average FICO (Non-Zero): 658
Weighted Average Age (Months): 3
:
% First Liens: 100.0
% Second Liens: 0.0
% Arms: 97.0
% Fixed: 3.0
% Interest Only: 47.4
% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Current Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
5.01 - 5.50	3	871,200	0.8	5.42	80.0	653
5.51 - 6.00	10	3,477,548	3.2	5.82	80.0	674
6.01 -6.50	28	8,690,265	7.9	6.33	79.9	671
6.51 - 7.00	90	24,935,287	22.8	6.81	80.0	662
7.01- 7.50	120	29,936,944	27.3	7.28	79.8	657
7.51 - 8.00	88	22,816,369	20.8	7.76	79.8	663
8.01 - 8.50	40	8,690,178	7.9	8.29	79.9	646
8.51 - 9.00	31	6,432,166	5.9	8.74	80.6	647
9.01 - 9.50	8	1,899,657	1.7	9.27	80.0	661
9.51 - 10.00	6	1,461,439	1.3	9.79	81.8	587
10.51 -11.00	2	131,108	0.1	10.83	90.0	524
11.01 -11.50	1	251,610	0.2	11.49	80.0	455
Total:	427	109,593,770	100.0	7.38	80.0	658
Max: 11.49
Min: 5.34
Wgt Avg: 7.38

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
FICO	Loans	Balance ($)	Balance	%	%	FICO
451 -475	1	251,610	0.2	11.49	80.0	455
476 – 500	1	53,564	0.0	10.73	90.0	499
501 – 525	1	216,000	0.2	9.80	80.0	517
526-550	5	630,334	0.6	9.31	83.8	539
551 -575	5	1,118,050	1.0	7.91	76.6	562
576 – 600	6	1,529,115	1.4	8.10	79.7	586
601 -625	73	15,116,725	13.8	7.46	80.1	616
626 – 650	117	28,695,344	26.2	7.41	79.9	639
651 – 675	114	31,722,438	28.9	7.35	80.0	663
676 – 700	59	16,219,905	14.8	7.17	79.9	687
701 – 725	29	8,837,140	8.1	7.28	80.0	712
726-750	10	3,035,531	2.8	7.04	80.0	742
751 -775	5	1,757,613	1.6	7.29	80.0	760
776 - 800	1	410,400	0.4	7.95	80.0	790
Total:	427	109,593,770	100.0	7.38	80.0	658
Max: 790
Min: 455
Wgt Avg: 658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance	Loans	Balance ($)	Balance	%	%	FICO
50,001 - 100,000	19	1,524,079	1.4	8.33	80.4	617
100,001 -150,000	77	9,924,865	9.1	7.77	79.8	646
150,001 - 200;000	76	13,217,482	12.1	7.37	80.1	649
200,001 - 250,000	69	15,554,851	14.2	7.48	80.1	654
250,001- 300,000	62	16,997,829	15.5	7.29	80.0	652
300,001- 350,000	33	10,852,860	9.9	7.42	80.0	663
350,001- 400,000	27	10,034,893	9.2	7.14	80.0	665
400,001 - 450;000	23	9,816,604	9.0	711	79.8	670
450,001 -500,000	19	9,033,062	8.2	7.55	79.7	651
500,001 - 550,000	11	5,818,958	5.3	7.33	79.8	682
550,001 -600,000	6	3,450,901	3.1	6.87	79.6	673
600,001.-.650;000	2	1,238,891	1.1	7.95	80.0	658
650,001 – 700,000	1	677,545	0.6	7.70	80.0	681
700,001 -750,000	2	1,450,949	1.3	7.11	80.0	711
Total:	427	109,593,770	100.0	7.38	80.0	658
Max: 732,000.00
Min: 53,564.45
Avg: 256,659.88

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV (%)*	Loans	Balance ($)	Balance	%	%	FICO
65.1 - 70.0	1	99,727	0.1	7.18	70.0	547
70.1 -75.0	6	1,574,119	1.4	7.57	74.7	598
75.1 -80.0	414	107,137,260	97.8	7.37	80.0	660
80.1-85.0	1	173,741	0.2	9.64	85.0	530
85.1 - 90.0	4	381,002	0.3	9.89	90.0	546
90.1 - 95.0	1	227,921	0.2	8:99	95.0	601
Total:	427	109,593,770	100.0	7.38	80.0	658
Max: 95.0
Min: 70.0
Wgt Avg: 80.0

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0.00	98	26,480,613	24.2	7.73	80.0	658
1.00	21	6,525,446	6.0	7.84	79.6	649
2.00	256	64,439,729	58.8	7.19	80.0	660
3.00	52	12,147,982	11.1	7.41	79.9	654
Total:	427	109,593,770	100.0	7.38	80.0	658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type.	Loans	Balance ($)	Balance	%	%	FICO
Full	240	57,597,084	52.6	7.16	80.0	644
Reduced	139	38,315,689	35.0	7.56	80.0	673
Stated Income / Stated Assets	36	10,625,764	9.7	7.97	79.8	671
No Income / NO Assets	12	3,055,233	2.8	7.28	80.0	695
Total.	427	109,593,770	100.0	7.38	80.0	658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	427	109,593,770	100.0	7.38	80.0	658
Total:	427	109,593,770	100.0	7.38	80.0	658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
California	99	34,645,497	31.6	7.00	79.9	666
Florida	53	13,042,261	11.9	7.72	80.0	660
Arizopa	27	6,923,318	6.3	7.07	80.0	648
Georgia	35	5,836,478	5.3	7.62	80.2	649
Washington	24	5,243,131	4.8	7.26	80.0	656
Illinois	16	4,753,349	4.3	7.80	80.1	640
Virginia	17	4,382,322	4.0	7.53	79.8	660
New York	11	4,296,777	3.9	7.54	80.0	677
Newlersey	13	4,257,801	3.9	7.54	80.0	682
Oregon	13	2,941,304	2.7	7.44	80.0	650
Texas	16	2,741,055	2.5	7.46	80,0	651
Nevada	8	2,462,501	2.2	8.24	80.9	640
North Carolina	13	1,929,683	1.8	7.41	80.0	634
Michigan	8	1,578,258	1.4	7.91	80.0	647
Maryland	5	1,558,422	1.4	7.45	80.0	687
Other	69	13,001,612	11.9	7.61	79.8	645
Total:	427	109,593,770	100.0	7.38	80.0	658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	352	89,292,992	81.5	7.37	80.0	660
Refinance -Rate Term	7	2,290,586	2.1	7.19	80.0	659
Refinance - Cashout	68	18,010,191	16.4	7.49	79.6	649
Total:	427	109,593,770	100.0	7.38	80:0	658

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 2/28	263	68,405,437	62.4	7.31	80.0	661
Arm 2/28 - Balloon 40/30	64	15,643,235	14.3	7.47	79.9	654
Arm 2/28 - Balloon 45/30	2	507,362	0.5	8.46	77.6	621
Arm 2/28 -Balloon 50/30	25	7,445,765	6.8	7.58	80.3	652
Arm 3/27	18	3,543,438	3.2	7.41	80.0	661
Arm 3/27 -Balloon 40130	9	1,758,291	1.6	7.76	80.0	647
Arm 3/27 - Balloon 45/30	1	178,311	0.2	7.25	75.0	553
Arm 3/27 - Balloon 50/30	17	4,828,171	4.4	7.88	80.0	638
Arm 5/25	9	3,690,139	3.4	6.87	80.0	670
Arm 6 Month	1	278,076	0.3	7.50	80.0	663
Fixed Balloon 40/30	1	198,073	0.2	7.75	80.0	621
Fixed Balloon 50/30	1	163,935	0.1	7.88	80.0	636
Fixed Rate	16	2,953,537	2.7	7.46	79.7	658
Total:	427	109,593,770	100.0	7.38	80.0	658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	313	80,465,309	73.4	7.37	80.0	660
PUD	57	14,512,107	13.2	7.37	79.8	655
2 Family	23	6,589,902	6.0	7.66	79.9	651
Condo	27	6,087,529	5.6	7.28	80.0	653
3-4 Family	7	1,938,923	1.8	7.58	80.0	660
Total:	427	109,593,770	100.0	7.38	80.0	658

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
0.01 -4.00	23	7,411,596	7.0	6.86	80.0	683
4.01 -4.50	22	6,427,778	6.0	6.62	80.0	650
4.51-5.00	44	12,857,626	12.1	7.03	80.0	669
5.01 -5.50	57	15,312,680	14.4	7.20	79.8	666
5.51 - 6.00	95	26,035,347	24.5	7.32	80.1	661
6.01 -6.50	68	17,533,545	16.5	7.46	79.8	656
6.51 -7.00	63	13,924,667	13.1	7.86	79.8	642
7.01-7.50	18	3,207,766	3.0	8.52	80.4	633
7.51 -8.00	17	3,022,279	2.8	8.98	80.3	630
3.51 - 9.00	1	173,741	0.2	9.64	85.0	530
'9.01>=	1	371,200	0.3	9.38	80.0	661
Total:	409	106,278,225	100.0	7.38	80.0	658
Max: 9.38
Min: 2.16
Wgt Avg: 5.65

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
1- 3	1	278,076	0.3	7.50	80.0	663
4-6	4	727,168	0.7	8.96	80.7	526
13 -15	3	422,370	0.4	8.95	77.6	528
16-18	6	1,876,701	1.8	7.85	78.5	582
19 - 21	211	55,820,477	52.5	7.18	80.0	657
22-24	131	33,333,394	31.4	7.60	80.0	671
31 - 33	12	2,820,739	2.7	7.45	80.0	653
34 - 36	32	7,309,161	6.9	7.79	80.0	645
37>=	9	3,690,139	3.5	6.87	80.0	670
Total:	409	106,278,225	100.0	7.38	80.0	658
Max: 59
Min: 3
Wgt Avg: 23

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
9.51 -11.50	3	871,200	0.8	5.42	80.0	653
11.51-12.00	9	3,027,148	2.8	5.80	80.0	676
12.01 -12.50	28	8,690,265	8.2	6.33	79.9	671
12.51 - 13.00	87	24,109,638	22.7	6.81	80.0	662
13.01-13.50	118	29,646,480	27.9	7.28	79.8	657
13.51 -14.00	82	20,821,208	19.6	7.76	79.9	662
14.01 -14.50	33	7,055,544	6.6	8.30	79.8	639
14.51 -15.00	29	7,134,050	6.7	8.57	80.3	656
15.01 -15.50	10	3,048,997	2.9	9.04	80.0	655
15.51 -16.00	7	1,612,639	1.5	9.69	81.6	593
16.01 -16.50	1	129,948	0.1	9.25	80.0	643
16.51-17.00	2	131,108	0.1	10.83	90.0	524
Total:	409	106,278,225	100.0	7.38	80.0	658
Max: 16.90
Min: 11.34
Wgt Avg: 13.40

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
<= 4.50	1	267,200	03	6.50	80.0	605
5.01 -5.50	4	1,036,800	1.0	5.72	80.0	649
5.51 - 6.00	9	3,027,148	2.8	5.80	80.0	676
6.01 - 6.50	27	8,423,065	7.9	6.32	79.9	673
6.51 - 7.00	89	24,351,146	22.9	6.83	80.0	661
7.01 - 7.50	117	29,480,880	27.7	7.28	79.8	657
7:51 - 8.00	84	21,979,765	20.7	7.76	79.8	664
8.01 -8.50	38	8,531,537	8.0	8.38	79.9	639
8.51 - 9.00	27	5,973,092	5.6	8.74	80.7	650
9.01 - 9.50	5	1,615,044	1.5	9.27	80.0	669
9.51 - 10.00	6	1,461,439	1.4	9.79	81.8	587
10.51 - 11.00	2	131,108	0.1	10.83	90.0	524
Total:	409	106,278,225	100.0	7.38	80.0	658
Max: 10.90
Min: 4.50
Wgt Avg: 7.36

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cup Cap(%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	16	5,594,484	5.3	7.49	80.4	651
2.00	61	15,898,476	15.0	7.55	79.9	681
3.00	332	84,785,265	79.8	7.34	79.9	654
Total:	409	106,278,225	100.0	7.38	80.0	658
Wgt Avg: 2.75

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	408	106,026,614	99.8	7.37	80.0	659
1.50	1	251,610	0.2	11.49	80.0	455
Total:	409	106,278,225	100.0	7.38	80.0	658
Wgt Avg: 1.00

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months)	Loans	Balance ($)	Balance	%	%	FICO
0	254	57,683,426	52.6	7.54	80.0	649
24	1	371,200	0.3	9.38	80.0	661
60	171	51,004,143	46.5	7.20	80.0	668
120	1	535,000	0.5	6.22	78.1	696
Total:	427	109,593,770	100.0	7.38	80.0	658